April 5, 2019
VIA E-MAIL
Brian Lynch

Dear Brian:
Thank you for your continued partnership and leadership as President and COO of Ascena Retail Group!
Effective as of April 5, 2019 (the “Effective Date”), this letter sets forth the terms and conditions of your continued employment with Ascena Retail Group (“Ascena”) and supersedes and replaces in their entirety all letters, agreements and understandings (whether written or oral) regarding all aspects of your employment, compensation and benefits, including without limitation, the letter agreements between you and Ascena dated October 4, 2016 and June 12, 2017, but excluding the Confidentiality, Non-Solicitation and Non-Competition Agreement executed by you on November 30, 2016 (the “Restrictive Covenant Agreement”), your Award Agreement under Ascena’s Transformation Bonus Program and your outstanding equity or other long-term incentive award agreements under the 2016 Plan (as defined below) or any other incentive plan granted prior to the Effective Date.

Job Title:	President and COO, Ascena Retail Group
Reporting To:	David Jaffe
Effective Date:	April 5, 2019
Annualized Base Pay:
$1,000,000
You may be considered for an annual performance evaluation as part of the standard performance evaluation cycle. Any corresponding pay adjustments will be based on your performance, business results, economic and competitive factors, and approval from the Board of Directors of Ascena (the “Board”) in its sole discretion.

Incentive Compensation:
You will continue to be eligible for participation in the Incentive Compensation (“IC”) program at a target level of 125% of your annualized base pay. Maximum annual payout is double your target level (i.e., 200%), or $2,500,000. You will be eligible for the increased IC target as may be determined by the Compensation and Stock Incentive Committee (the “Committee”) of the Board in its sole discretion. Payments shall be made in the same form and timing as made to other senior executives of Ascena. The IC program is governed by and subject to the terms and conditions of the Ascena 2016 Omnibus Incentive Plan, as amended (or any successor plan) (the “2016 Plan”).

Long Term Incentives (LTI):
You will continue to be eligible for an annual long-term incentive awards under the 2016 Plan or any other applicable incentive plan. Your long term incentive target will be 250% of your annualized base pay in effect on the date of grant. The long term incentive award may be comprised of Performance-based Stock Units, Restricted Stock Units, Non-Qualified Stock Options and/or cash incentives, as determined by the Board or Committee in its sole discretion. All awards are contingent upon and subject to the approval of the Board or Committee under the 2016 Plan or the Ascena Retail Group, Inc. 2012 Cash Incentive Plan. All awards are subject to the terms and conditions of the 2016 Plan or any other applicable plan and any award agreements thereunder. Awards granted to you prior to the Effective Date will remain in effect, subject to, and in accordance, with their terms and conditions.

Limited Window due to Material Diminution of Duties:
Solely with respect to events occurring on or prior to March 5, 2019 (the “Cutoff Date”) and provided you remain employed on and after the date hereof, you will be permitted to resign your employment during the period beginning on October 1, 2019 and ending on October 30, 2019 (such period, the “Window Period”). If you elect to resign your employment during the Window Period with respect to events occurring on or prior to the Cutoff Date, your resignation will be deemed a “Non-Change in Control Termination” within the meaning of the Ascena Retail Group, Inc. Executive Severance Plan (the “ESP”) and any payment and/or benefit will be subject to all of the terms and conditions of the ESP as in effect on the Effective Date. You agree to provide Ascena no less than ten (10) business days’ advance written notice to the General Counsel of Ascena of your intent to resign during the Window Period. As a condition to receiving severance in accordance with the ESP upon a resignation during the Window Period, you will be required to execute and not revoke Ascena’s standard form of release as required by the ESP (the “Release”). You must also comply with the Restrictive Covenant Agreement.

If, following the Effective Date but prior to a Change in Control (as defined in the ESP), you terminate your employment due to a material adverse change in your duties and responsibilities (as in effect on the Effective Date) that occurs without your consent and that is not directly or indirectly related in any respect to any of the events occurring on or prior to the Cutoff Date, such termination by you shall constitute a Non-Change in Control Termination solely for purposes of your eligibility to receive severance benefits pursuant to, and in accordance with all of the terms and conditions of, the ESP. Prior to such termination, (i) you must provide the Company written notice of your intention to terminate within fifteen (15) days following the first occurrence of the event you believe constitutes a material adverse change in your duties and responsibilities, (ii) the Company must fail to remedy such event within thirty (30) days following receipt of the written notice (the “Cure Period”) from you, and (iii) you must voluntarily terminate your employment within ten (10) days following the end of the Cure Period. Your receipt of severance as a result of a material diminution in duties as permitted under this paragraph is subject to all of the terms and conditions of the ESP, including your execution and non-revocation of the Release and your compliance with the Restrictive Covenants Agreement. You have the right to resign your employment at any time prior to or after the Window Period, and except as expressly provided in this paragraph, you will not be entitled to any severance payments or benefits if your resignation occurs outside of the Window Period.

Ascena reserves the right to terminate your employment at any time for any reason (including for “Cause” as defined in the ESP) or for no reason, with or without advance notice; provided, however, if Ascena terminates your employment without Cause prior to the beginning of the Window Period, you will receive, subject to your execution and non-revocation of the Release and your compliance with the Restrictive Covenant Agreement, (i) a lump sum payment equal to the product of (x) your monthly base salary multiplied by (y) the number of full or partial months between the date of termination and September 30, 2019 and (ii) the severance payments and benefits to which you would be entitled under the ESP as a result of such termination.

Any payments or benefits to be made or provided to you pursuant to this letter shall be subject to any withholding tax (including social security contributions and federal income taxes) as shall be required by federal, state and local withholding tax laws. This letter is intended to be exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986 and the guidance promulgated thereunder, and will be interpreted, administered and operated in a manner consistent with that intent. Each payment to you shall be treated as a separate payment, and any right to a series of installment payments is to be treated as a right to a series of separate payments. Payments and benefits that may be provided to you under the ESP shall be subject to Section 7.8 of the ESP.

This offer letter shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to conflicts of laws principles.
Please sign both copies of this letter, keep one for your records and return one to John Pershing, Executive Vice President of Human Resources.
All job information, as well as the pay and benefit programs outlined in this letter and the enclosed materials, are subject to change periodically based on business needs. At Ascena, an employment at-will relationship prevails and the employment relationship can be terminated with or without cause and with or without notice, at any time, by either the employee or the employer.

Sincerely,	I accept your offer as specified above.

/s/ David Jaffe	/s/ Brian Lynch

David Jaffe	Brian Lynch
CEO, Ascena Retail Group                    Date: 4/5/19